February 13, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC   20549

        Re:  Asian Star Development, Inc. (Commission File #0-26029)

We have read Item 4 of Form 8-K dated February 6, 2003 of Asian Star Development, Inc. filed on February 11, 2003 with the Securities and Exchange Commission and are in agreement with the statements pertaining to our Firm contained in Item 4.(a).

Very truly yours,


/s/ Cacciamatta Accountancy Corporation